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Exhibit 99.1
Monday May 6, 2002 9:57 pm Eastern Time
Press Release

SOURCE: Herbalife International, Inc.

     Herbalife Files Form 10-Q for the First Quarter 2002
     The Mark Hughes Family Trust and Whitney V, L.P. File Forms Related to Hart-Scott-Rodino Act

LOS ANGELES--(BUSINESS WIRE)--May 6, 2002--Herbalife International, Inc. (Nasdaq:HERBA - news; Nasdaq:HERBB - news) announced the Company has filed today with the SEC a Quarterly Report on Form 10-Q for the three months ended March 31, 2002. The Company also announced that on May 3, 2002 the Mark Hughes Family Trust, the Company's largest beneficial stockholder, and Whitney V, L.P, each filed with the Antitrust Division of the United States Department of Justice ("DOJ") and the Federal Trade Commission ("FTC") a Notification and Report Form with respect to the proposed merger transaction announced by the Company on April 10, 2002. Unless terminated earlier by the FTC or DOJ or unless the FTC or DOJ seek additional information in connection with the May 3, 2002 filing, the 30-day waiting period under the HSR Act is scheduled to expire on June 3, 2002. The proposed merger transaction cannot be consummated until, among other things, the waiting period under the HSR Act has expired or has been terminated by the FTC or the DOJ.

About Herbalife International, Inc.
Founded in 1980 as a California limited partnership, Herbalife has become one of the largest weight management and nutritional supplement firms in the world. The Company offers a wide range of weight management products, nutritional supplements and personal care products intended to support weight loss and a healthy lifestyle. As of March 31, 2002, the Company conducted business in 54 countries in the Asia/Pacific Rim, Europe and the Americas. The Company's products are marketed primarily through a network marketing system comprising approximately one million distributors.